Exhibit 99.1

NEWS	Contacts: Steve Krablin National-Oilwell, Inc. (713) 346-7773
Clay Williams Varco International, Inc. (281) 953-2200

FOR IMMEDIATE RELEASE

NATIONAL OILWELL AND VARCO ANNOUNCE MERGER UPDATE

HOUSTON, TX, March 7, 2005—National-Oilwell, Inc. (NYSE:NOI) and Varco International, Inc. (NYSE:VRC) jointly announced today that, based upon a review of stockholder proxies returned to the companies to date, they expect to close the previously-announced merger of the two companies on the afternoon of March 11, 2005, promptly after receipt of approval of the merger by their respective stockholders. Special meetings of the stockholders of each company to approve the merger have been scheduled for the morning of Friday, March 11, 2005.

The companies have received notice from the U.S. Department of Justice that it has concluded that it will not challenge the proposed transaction or require divestitures. All other material regulatory approvals that are necessary prior to closing have either been received or the associated review period has expired.

The definitive joint proxy statement/prospectus was mailed on or about February 9, 2005, and contains important information regarding the proposed merger as well as the exact times and locations of the respective special meetings. The companies will continue to provide any further appropriate updates through press releases or form 8-K filings.

About National Oilwell

National Oilwell is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

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About Varco

Varco International, Inc. is a leading provider of services, products, and highly-engineered equipment to the world’s oil and gas industry. With operations in over 350 locations in over 40 countries across six continents, Varco provides oilfield tubular inspections and internal tubular coating services; drill cuttings separation, waste management and disposal services; rig instrumentation and communication services; in-service pipeline inspection services; and sucker rod inspection and reclamation services. Additionally, Varco manufactures and supplies innovative drilling equipment and technology; coiled tubing and pressure control equipment; high-pressure fiberglass and composite tubing; and in-line inspection equipment for the makers of oilfield tubing.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements include, without limitation, statements regarding the consummation of the transaction, the expected closing date of the transaction, any other effect or benefit of the transaction, and any other statements that are not historical facts. Other risks and uncertainties, which are more fully described in documents filed by National Oilwell and by Varco with the Securities and Exchange Commission, including Annual Reports on Form 10-K, could cause actual results to differ from those contained in the forward-looking statements.

Additional Information

A joint proxy statement/prospectus was mailed to National Oilwell and Varco stockholders on or about February 9, 2005. National Oilwell and Varco and their respective directors and officers may be deemed to be participants in the solicitation of proxies from their respective stockholders. Information about these persons can be found in National Oilwell’s and Varco’s respective Annual Reports on Form 10-K filed with the SEC and additional information about such persons may be obtained from the joint proxy statement/prospectus when it becomes available. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about National Oilwell and Varco, without charge, at the SEC’s web site at www.sec.gov, National Oilwell’s web site at www.natoil.com, and Varco’s web site at www.varco.com. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, National-Oilwell, Inc., 713-346-7500 or to Investor Relations, Varco International, Inc., 281-953-2200.

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